Exhibit 10.13

PRINCIPAL STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

(PURSUANT TO THE EMPLOYMENT RIGHTS ACT 1996)

1. GENERAL DETAILS

Date Of Issue:	2 July 2008

Name Of Employing Company:	AMEC plc (“the Company”)

Located At:	76 - 78 Old Street
London
EC1V 9RU

Has Engaged:	Mr Ian Philip McHoul (“You”)

Of (address):

As (Job Title):	Chief Finance Officer

Date of commencement of continuous employment:	8 September 2008

Date of appointment to the above position:	8 September 2008

1.1                               PLACE OF WORK

Your place of work will be in London or such other location, as the Board shall reasonably decide within the United Kingdom. You may also be required to travel from your place of employment both within the United Kingdom and internationally.

2.                                      REMUNERATION

2.1                               Salary

2.1.1                     Your salary will be at the rate of £450,000 per annum and is paid in twelve equal monthly instalments on 28th day of each month or the nearest preceding working day by credit transfer to a bank of your choice in the United Kingdom. Your salary will be subject to statutory deductions.

2.1.2                     Your normal annual salary review date will be 1 January each year. This does not, however, confer any right to an annual salary increase.

2.1.3                     The calculation of a day’s remuneration (for part month payment) is 1/260th x annual salary.

2.1.4                     The Salary shall be inclusive of any entitlement to director’s fees from the Company and any other member of the Group or Associate. To give effect to this provision, either you shall pay over or procure to be paid over to the Company all such fees received by you or your remuneration hereunder shall be reduced by the amount of the fees received or partly one and partly the other. “Associate” means any company or other legal entity in which any member(s) of the Group holds (if a company)

shares conferring the right to exercise 20% or more of the votes which could be cast at a general meeting or (if not a company) an ownership interest of 20% or more of the entity and which in either case is not a member of the Group.

2.2                               Bonus

You will be eligible to participate in an annual performance related bonus plan with a maximum bonus opportunity of 100% of salary earned during the year. The other terms and conditions of such plan shall be in the discretion of the Company and are subject to amendment from time to time.

2.3                               Share Incentives

You shall be eligible to be considered for the grant of options or other rights over AMEC ordinary shares from time to time under the terms of any relevant share-based incentive plan of the Company or rights under other AMEC long term incentive plans from time to time. The timing, size and conditions of any award to you thereunder shall be in the discretion of the Remuneration Committee of the Board. Any such awards shall be governed exclusively by the rules of the relevant plan, and shall constitute a separate contract from this Agreement, and neither the fact of such award or the rules of any such plans shall be interpreted as giving you any right or claim to be retained in the Company’s employment.

3.                                      DUTIES/HOURS OF WORK

3.1                               As an executive employee you will perform and discharge such duties in connection with the business of the Company or any Group Company as the Company may time to time reasonably request.

3.2                               You shall not during the term of employment with the Company be employed or engaged, directly or indirectly, in any capacity in any other business or commercial activity without the express and prior written consent of the Company.

3.3                               Normal hours of work are 37.5 per week. However, as an executive employee, you are required to work such additional hours as may reasonably be required for the proper performance of your duties, subject to the provisions of the Working Time Regulations.

4.                                      HOLIDAYS

4.1                               The holiday year runs from 1 January to 31 December. Employees employed on 1 January will be entitled to 25 days paid annual holiday in the period to the following 31 December accrued from 1 January each year in accordance with the table set out in clause 4.2. If your employment terminates before 31 December in any holiday year, clause 4.5 applies.

4.2                               For employees who start/leave during the holiday year, entitlement will accrue based on complete months of service, as follows:-

Complete Months	No. of Days	Complete Months	No. of Days
Of Service	Holiday	of Service	Holiday
1	2.5	7	15
2	4.5	8	17
3	6.5	9	19
4	8.5	10	21
5	10.5	11	23
6	12.5	12	25

4.3                               You are entitled to paid public or statutory holidays according to the number observed at your work location. The dates of public or statutory holidays vary from year to year, and the actual days holiday observed may be subject to local arrangements. The dates to be observed at each location will be placed on relevant notice boards at the start of each calendar year.

4.4                               Up to 5 days of the annual holiday entitlement (as set out in 4.1 and 4.2 above as appropriate) may be designated by the Company to be taken at particular times of the year (usually around the Christmas break). Any other holiday arrangements will be by mutual agreement with your immediate manager.

Normally no more than two weeks may be taken consecutively unless specific prior permission is obtained from your immediate manager.

4.5                               If at the time of leaving the Company, holidays taken by you are less than those accrued, the salary equivalent to the outstanding days will be paid in your final salary payments.

If at the time of leaving the Company, holidays taken by you exceed those accrued; the salary equivalent to the outstanding days will be deducted in your final salary payments.

For this purpose, a day’s holiday is calculated as:    1     x   annual salary

 260

There will be no entitlement to payment in lieu of holidays not taken should you leave the Company without serving notice in accordance with the terms of your employment.

4.6                               Holidays may not normally be carried forward to the following holiday year neither will payment be made in lieu of holidays not taken.

4.7                               The Company shall be entitled to require you to use untaken holiday entitlement during any period of notice or garden leave.

5.                                      BENEFITS

You will be eligible to receive the following benefits which are subject to periodic review.

5.1                               Company Car

You will be eligible to receive a Company Car or Car Allowance in accordance with the company car policy for Main Board directors (which may be amended from time to time).

5.2                               Private Medical Insurance

You will be eligible for membership of the AMEC Healthcare Scheme, which is subject to the rules of the relevant scheme provider in force from time to time. The Company pays the cost of your membership of the scheme and that of your eligible dependants, as appropriate. You should be aware that this cost will attract a benefit in kind liability for tax purposes.

The Company reserves the right to amend or withdraw its healthcare scheme or amend any of the rules or benefits of the scheme at any time without prejudice to the fact that any entitlement to benefit which has already arisen but not been paid at the time of the change will be dealt with in accordance with the rules of the relevant scheme when the entitlement arose.

5.3                               Group Income Protection Scheme

You will be included in the AMEC Group Income Protection Scheme. The scheme is subject to the rules of the relevant scheme provider in force from time to time. You shall have no contractual entitlement to any benefits which may be covered under such scheme and, in particular, any such benefit will be paid only insofar as the terms of the scheme provide for cover and the scheme provider agrees to pay any claims made.

6.                                      NOTICE OF TERMINATION OF EMPLOYMENT

6.1                               Other than as outlined in 6.1 and 6.2 below, notice of termination of employment must be in writing on the terms below.

(a)                                 If notice is given by the Company 12 months

(b)                                 If notice is given by the employee 6 months

6.2                               Where notice is given by the Company it reserves the right, at its own discretion, to waive the notice period, in part or in whole, and in substitution make payment in lieu of notice.

6.3                               Your employment may be terminated by the Company without notice or payment in lieu of notice in the event of dismissal arising from an act of gross misconduct.

6.4                               In the event of your absence due to sickness or injury (including mental) for a period of at least one year continuously or 18 months cumulatively in any 36 month period, the Company shall (without prejudice to any other provision hereof) be entitled to terminate your employment by giving three months written notice on expiry of the relevant period of absence or at any time thereafter during your continued absence; however the Company shall not terminate employment if such would prejudice the continued receipt of benefits under the Group Income Protection Scheme.

6.5                               In the event of dismissal for an offence judged to be one of theft or fraudulent practice or of malicious damage to property which results in financial loss to the Company, a deduction equal to this loss will be made from any outstanding monies which may be due in respect of employment.

6.6                               The Company may, at its absolute discretion, require you not to attend your place of work for the duration of your notice period and/or may, at its discretion, provide you with alternative duties of a similar nature and/or relieve you of some or all of your contractual duties during that period.

6.7                               Notwithstanding any other provision of this Agreement, the Company shall (without prejudice to the other rights and remedies of the Company) be entitled by notice in writing to terminate this Agreement summarily (without making any payment in lieu of notice under clause 6.2 or of damages) if you:

6.7.1                     commit any serious or persistent breach of your obligations under this Agreement, persistently and seriously fail or neglect to discharge your duties or responsibilities efficiently and diligently, wilfully refuse or neglect to comply with any lawful and reasonable order or direction given to you by the Board; or

6.7.2                     are convicted of an arrestable criminal offence (other than a motoring offence which does not result in imprisonment) in the United Kingdom or (outside the United Kingdom) the equivalent criminal offence by a court of competent jurisdiction in any country with whom Her Majesty’s Government maintains normal diplomatic relations; or

6.7.3                     have, in the reasonable opinion of the Nominations Committee of the Board, conducted yourself in such a disreputable manner that your continued employment would be likely to bring serious discredit on the Company; or

6.7.4                     are bankrupted or have a receiving order made against you or make any general composition with your creditors or take advantage of any Act for the time being in force affording relief for insolvent debtors; or

6.7.5                     become prohibited by English law from being a director of a company (otherwise than due to mental illness); or

6.7.6                     resign your directorship of the Company or any Group Company without the prior agreement of the Board.

6.8                               If this Agreement is terminated by the liquidation of the Company for reconstruction or amalgamation and you shall have been offered employment with the company succeeding to the Company upon such liquidation on terms no less favourable to you than the terms in effect under this Agreement, then you shall have no claim against the Company by reason of the termination of your employment if you shall refuse that offer.

7.                                      ABSENCE & SICK PAY

7.1                               In the event of your absence from work, you should arrange that your immediate manager/director is notified at the earliest opportunity, giving the reason for your absence and its probable length.

7.2                               If your absence is due to sickness and it exceeds seven calendar days, you must obtain a medical certificate from your doctor and ensure that it is sent to your immediate manager/director.

7.3                               For shorter absences, internal notification procedures exist, and on return to work you should ensure that these are adhered to. Further information can be obtained from your Human Resources Manager.

7.4                               Entitlement to Occupational Sick Pay in any period of absence will be a maximum of 26 weeks full pay and 26 weeks half pay less any periods of payment for absence due to sickness in the 12 months preceding the start of the current absence, provided notification procedures have been adhered to and medical certificates are produced as necessary.

The rate of Occupational Sick Pay will be your normal salary, less any entitlement to Statutory Sick Pay and/or any other state benefits which you are entitled to claim in consequence of such sickness or injury.

7.5                               In the case of sickness, ill health or other disabilities, the Company reserves the right to require you to attend for and submit to a medical examination by a medical practitioner of its choice and you are hereby required to give permission for that medical practitioner to disclose relevant findings to the Company.

7.6                               If the absence is caused by the negligence of a third party, sick pay will be paid as a payment on account. Lost earnings recovered from the third party should be used to reimburse the Company.

7.7                               In the interests of safety and standards of behaviour whilst on Company business, you should never allow your judgement to be impaired by alcohol and/or drugs. If you are in doubt about the effect of drugs prescribed for medicinal purposes you should seek advice from a doctor and advise your immediate superior.

At any time whilst on duty, or on the Company’s premises for the purpose of taking up duty, you may be required to provide, on request by an authorised person with reasonable cause (in accordance with the terms of the Company’s Substance Abuse Policy), a specimen of breath and/or urine for the purpose of screening for alcohol and/or prohibited drugs.

The signing of your statement of Terms and Conditions of employment constitutes your consent to details of the result of any screening referred to above being passed to the Company by any authorised person.

7.8                               You may forfeit your entitlement to sick pay if:

•        you refuse to attend a medical examination pursuant to clause 7.5;

•    you fail to comply with the notification and certification requirements of AMEC absence procedures (as imposed by the Company and amended from time to time);

•    you make or produce any untrue statement or document concerning your fitness to work;

The above list is not exhaustive.

7.10                        If you are prevented by incapacity from properly performing your duties under this agreement for a consecutive period of 5 working days the Company may appoint another person or persons to perform those duties until such time as you are able to resume fully the performance of your duties.

8.                                      PENSION & LIFE ASSURANCE

8.1                               You are eligible to join the AMEC Staff Pension Scheme. This is a voluntary contributory pension and life assurance scheme that provides benefits in addition to any basic State pension which may be payable but active members are contracted-out of the State Second Pension and receive their earnings-related pension from the AMEC scheme rather than from the State for the period of their contracted-out service.

You are also to be eligible for membership of the AMEC Executive Pension Scheme. This tops up the Staff Scheme and the combined schemes provide the following:-

•                  normal pension age 60;

•                  a future service accrual rate of 1/30th of pensionable salary for each year of pensionable service;

•                  a spouse/dependents pension fraction of 2/3rds of your prospective pension on death before retirement;

•                  life assurance cover of four times basic annual salary.

Basic salary for the purposes of calculating pensionable salary and life assurance cover under the schemes is restricted to a maximum “earnings cap”. This is normally reviewed from April each year. The cap for the 2008/09 tax year is £123,750 p.a.

Employees who are members of the AMEC Staff Pension Scheme have life assurance benefit provided through the Scheme.

The Company reserves the right to amend or withdraw its occupational pension scheme and/or life assurance arrangements without prejudice to entitlements already accrued.

8.2                               In addition to its occupational pension arrangements, the Company also operates a Stakeholder pension scheme known as Your Company Stakeholder Pension @ AMEC. Details are available from your HR department on request or can be viewed and downloaded from the Pensions pages of the AMECnet intranet site.

8.3                               Should you choose to join the AMEC Executive and Staff Pension Schemes, you will receive a taxable supplementary payment of 20% of the difference between the scheme earnings cap and your basic annual salary paid in monthly instalments along with your normal salary.

8.4                               Should you choose not to join the pension schemes, this supplement will be 20% of your full basic annual salary paid in monthly instalments along with your normal salary. In this event, subject to the individual underwriting that will be required by the insurer from time to time, life assurance benefit of four times your full basic annual salary will be provided.

9.                                      EMPLOYEE OBLIGATIONS

9.1                               Compliance

The Company’s rules, policies and procedures establish standards of behaviour and the principles by which we operate. Adherence to these rules, policies and procedures forms part of each person’s employment relationship with the Company and any failure to comply may lead to action under the disciplinary procedure including, if the breach is serious, potential dismissal. The Company reserves the right to vary these rules, policies and procedures unilaterally in the light of experience or as a result of changes in Corporate Policy or legislation. You have a duty to use your best endeavours to familiarise yourself with such rules, policies and procedures and to seek clarification if they are not fully understood. Some of these are outlined in the Staff Handbook and Code of Business Conduct which may be obtained from our intranet site or from your HR Department.

9.2                               Presentation

To ensure that a smart and professional Company image is presented to AMEC’s customers, you are expected to be suitably dressed at work.

9.3                               Health and Safety

AMEC considers health and safety at work to be of prime importance to the management of its business. Instances of non-compliance with AMEC wide or local safety procedures, or with safety responsibilities specific to your own role, will be regarded as serious or gross misconduct and may in some circumstances lead to dismissal. In accordance with the Personal Protective Equipment at Work Regulations 1992, you are required to use any Personal Protective Equipment provided to you in accordance with any training and instruction given.

9.4                               Patents / Copyright Ownership

Subject to the rights of an employee under the Patents Act 1977 and the Copyright Designs and Patents Act 1988, any invention, development, improvement process or secret made, discovered or acquired by you which relates to or concerns any of the products or methods of production of the Companies of AMEC plc or its subsidiaries, shall belong to and be the absolute property of AMEC plc and/or the relevant subsidiary to the fullest extent permitted by the law.

You will be required to communicate full details, including all necessary plans and models, to co-operate in obtaining or returning any letters of patent, trade marks, registered designs or similar protection and to carry out any action necessary to vest in AMEC the beneficial style to such invention, development, improvement process or secret. AMEC shall not be liable to account to any employee for any revenue or profit derived from or resulting from any such invention, development, improvement process or secret.

9.5                               Confidentiality

You may in the course of your employment acquire confidential information, trade secrets and knowledge about the business, its operations, customers and trade connections of the Company and the Group. Confidential information includes, without limitation, any information about business plans, new business opportunities, research and development, product formulae and processes, designs, sales statistics, pricing structures, finances, services, addresses and contract details of customers, and potential customers or suppliers and potential suppliers. You must not at any time, whether during or after your employment, use to the detriment or prejudice of AMEC or any of its customers, or disclose or make use of your knowledge of any confidential information other than in the proper performance of your duties.

9.6                               Return of company property

On termination of employment you will be required to return all passwords, books, documents (whether hard copy or electronic mail) papers, materials, credit cards, computer hardware, keys and other property of, or relating to, your employment. If allocated a company car, you will be required to return the car (and other related property) in good order. Where a car is returned damaged (i.e. negligent damage beyond normal wear and tear), you may be required to make a contribution towards the cost of repair.

10.                               POST EMPLOYMENT RESTRICTIONS

10.1                        You acknowledge that you have been appointed to a senior position and you have acquired, or will in the course of your employment acquire, confidential information, trade secrets and knowledge about the business, its operations, customers and trade connections of the Company and the Group and, in addition to the general confidentiality described at 9.5, you agree to enter into the restrictions in this clause for the purpose of protecting those interests and the stable trained workforce of the Company and the Group. (Further details of your resultant obligations are more comprehensively and technically laid out in paragraphs 10.2 to 10.3 inclusive.)

10.2                        You shall not without the prior written consent of the Company (such consent not to be unreasonably withheld) for whichever is the shorter of a) 6 months after the effective date of the termination of your employment and b) 12 months after the service of notice of termination under clause 6.1 directly or indirectly, on your own behalf or on behalf of any person, firm or company, in connection with any business which is (or is intended or about to be) similar to or competitive with the business carried on by the Company and the Group at the date of termination of your employment in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company and the Group at the date of termination of employment with which you were concerned, or for which you had management responsibilities, at any time during the 12 months immediately preceding the termination of your employment:

10.2.1              solicit or canvass the custom of any person firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or any Group company and (in the case of a customer) from whom you had obtained business or to whom you had provided services on behalf of the Company and/or any Group company or (in the case of a potential customer) with whom you have dealt with a view to obtaining business;

10.2.2              deal with any person, firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or any Group company and (in the case of a customer) from whom you had obtained business or to whom you had provided services on behalf of the Company and/or any Group company or (in the case of a potential customer) with whom you had dealt with a view to obtaining business;

10.2.3              employ, or offer to employ, or attempt to employ, or entice away, or enter into partnership with, or attempt to enter into partnership with, any employee of the Company or any Group company who was employed by the Company or any Group company at the time of the termination of your employment provided that this restriction shall only apply to persons whom you have managed or with whom you have worked at any time during the 12 months immediately preceding the termination of your employment and shall not include clerical administrative and secretarial staff.

10.3                        In the event that you receive an offer of employment or request to provide services either during your employment or during the currency of the restrictive periods set out in this clause, you shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

10.4                        You shall not, without the prior written consent of the Board, at any time after the termination of this agreement, represent yourself to be still connected to AMEC or its subsidiaries.

10.5                        The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group company.

11.                               DISCIPLINARY AND GRIEVANCE

The Company’s normal disciplinary (which cover decisions regarding dismissal) and grievance procedures apply to your employment with such modifications as the Company may deem to be necessary to take account of your seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not therefore be obliged to follow the procedures or any part thereof in whole or in part at any stage of the Employment (other than as required by law).

11.1                        Disciplinary

The objective of the disciplinary rules and procedures applying to your employment is to ensure that breaches or infringements of discipline are identified and dealt with as appropriate and that any action taken is in accord with a fair and consistent approach.

11.2                        Grievance

In the event of you having a grievance or complaint concerning your employment you should raise the matter through the Grievance Procedure. At any stage of this procedure you are entitled, if you so with, to have a representative in the form of a working colleague or a recognised Trade Union representative present during the Grievance Hearing. A summary of the Grievance Procedure can be found in the Staff Handbook whilst a copy of the full Procedure may be obtained from our intranet site or from your local HR Department.

12.                               EXPENSES

You may claim reasonable out of pocket expenses incurred as a result of your employment related to business trips and entertaining, in accordance with current policy. Details can be found in the Pay and Attendance section of the Staff Handbook.

13.                               OVERPAYMENT

The Company reserves the right to recover from you any amount of overpayment of salary or expenses made to you. In signing this contract it will be taken that you have duly authorised the Company to make appropriate deductions from your pay in this respect.

14.                               CHANGES IN TERMS & CONDITIONS OF EMPLOYMENT

Any changes to your terms and conditions of employment will be notified to you in writing either by way of a revised Principal Statement of Main Terms and Conditions of Employment being issued or a letter of amendment.

15.                               RETIREMENT

This Agreement shall automatically terminate (if not already terminated) by reason of Retirement on your 65th birthday, subject to your right to make a request not to retire in accordance with the Company’s Retirement Procedure.

16.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have but for the Contracts (Rights of Third Parties) Act 1999.

17.                               FREEDOM TO TAKE UP EMPLOYMENT

You warrant that by virtue of entering into or performing any of your duties under this agreement or any other agreement made or to be made between you and the Company or a Group Company, you will not be in breach of any express or implied terms of any contract or of any other obligation binding upon you and you will indemnify the Company and any Group Company against any costs, claims, liabilities and expenses (including legal expenses on an indemnity basis) arising out of any such breach or alleged breach by you.

18.                               DATA PROTECTION

The Company will maintain a personnel file relating to your employment. The information held on you will include sensitive personal data, as defined in Part 1 (ii) of the Data Protection Act 1998. By signing this contract, you hereby give explicit consent (as defined in the Act) to the processing of personal and personal sensitive data for normal employment purposes. On occasions, data from your personnel file may also need to be sent outside the European Economic Area and, if so, you also hereby give your explicit consent to such a transfer.

19.                               LAW OF JURISDICTION

19.1                        This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.

19.2                        The parties submit to the exclusive jurisdiction of the courts of England and Wales with regard to any dispute or claim arising under this Agreement.

20.                               DIRECTORSHIPS

20.1                        Notwithstanding any other provisions in this Agreement, your appointment as a director of the Company or any other member of the Group shall be subject to the Articles of Association from time to time of the relevant company.

20.2                        You shall not do anything which could cause you to be disqualified from continuing to act as a director of the Company or any other member of the Group or resign your office as such a director without the prior agreement of the Board.

20.3                        You shall comply with all requirements, recommendations or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors and certain senior executives of listed companies, a copy of which is available from the Company Secretary), the FSA and all regulatory authorities relevant to the Company and any mandatory procedure or code of practice issued by the Company (as amended from time to time) relating to dealing in the securities of the Company.

21.                               SIGNATORIES

I acknowledge receipt of this Principal Statement Of Main Terms and Conditions Of Employment as required by the Employment Rights Act 1996, and confirm my agreement that these, together with the letters from the Company dated 20 June and 2 July 2008, constitute my contract of employment.

Signed	/s/ Ian McHoul	Dated	2 July 2008

Signed on behalf of the Company

Signed	/s/ Ron Lee	Dated	2 July 2008

Job Title	Group HR Director

Enclosures:

Duplicate Copy of Statement